Exhibit 99.2

FOR IMMEDIATE RELEASE

January 29, 2019

MEDIA CONTACT: Frederick Solomon

703-903-3861

Frederick_Solomon@FreddieMac.com

Sara Mathew Elected Non-Executive Chair of Freddie Mac

McLean, Va. — Freddie Mac (OTCQB: FMCC) today announced that Sara Mathew, currently chair of its Board’s Audit Committee, has been elected to become non-executive chair of its Board of Directors. Mathew is to succeed Christopher S. Lynch, who will retire, both as Board chair and as a Director, in February as required by the company’s ten-year limit for Board tenure.

Mathew joined the Freddie Mac Board in 2013, and most recently served as a member of the Executive and Nominating & Governance Committees in addition to chairing the Audit Committee.

“Sara’s long and distinguished career as an executive leader in the financial services industry and her deep knowledge of Freddie Mac’s operations make her uniquely qualified to serve as the next Board chair. The Board will benefit tremendously from her experience and insights,” said Lynch.

A longtime corporate executive with global financial and management experience, Mathew retired as chair and chief executive officer of Dun & Bradstreet Corporation in 2013. In 12 years with the company, she had also served as president, chief operating officer and chief financial officer.

Prior to joining Dun & Bradstreet, Mathew served in finance and management positions at The Procter & Gamble Corporation. She is currently a member of the Board of Directors of the Campbell Soup Company, Inc. and State Street Corporation.

Lynch joined Freddie Mac’s Board in December 2008 and has served as non-executive chair since 2011.

“Chris Lynch came to Freddie Mac just after we entered government conservatorship—at a very difficult time for the company and the housing market. In the decade that followed, and particularly after becoming Board Chair in 2011, he was a tireless advocate for implementing board governance best practices and engaging with management to transform the company into a more efficient, more innovative and customer-centric organization. His efforts have resulted in a company and housing finance system that are stronger, more stable and better positioned for the future. We are grateful for his leadership and exceptional contribution to Freddie Mac,” said Donald H. Layton, chief executive officer and member of the board.

With extensive public company auditing and risk management experience, Lynch is a former chair of the Board’s Audit Committee. He retired from KPMG, LLP in 2007 after a long career with the company, most recently as national partner in charge of Financial Services. He is also a member of the board of directors of American International Group, an Advisory Board member of the Stanford Institute for Economic Policy Research and a member of the National Audit Committee Chair Advisory Council of the National Association of Corporate Directors.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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